Michael A. Littman
                                 Attorney at Law
                                7609 Ralston Road
                                Arvada, CO 80002
                                 (303) 422-8127
                               (303) 431-1567 Fax
                                malattyco@aol.com

                                 January 6, 2014


VIA EDGAR
Securities and Exchange Commission
Division of Corporation Finance
Attn:  Ms. Dana Hertz
Washington, D.C.  20549

Re:      Global Green, Inc.
         Form 10-K for the fiscal year ended December 31, 2012 Filed April 9, 2013 and amended on May 13, 2013 File No. 333-174853

Dear Ms. Hertz:

         We are in receipt of your correspondence dated, December 18, 2013. Please be advised that the Company intends to file an amendment responsive to your correspondence no later than the close of business on January 7, 2014.

         If you have any further requirements, please let me know.

                                                     Sincerely,

                                                     /s/ Michael A. Littman
                                                     Michael A. Littman
MAL:kjk